Exhibit 10.1
FIRST AMENDMENT TO LOAN AGREEMENT
This First Amendment to Loan Agreement (this “Amendment”) dated as of December 20, 2007, is made among GMX Resources Inc., an Oklahoma corporation (the “Borrower”), Capital One, National Association, a national banking association, as administrative agent (the “Agent”), and Union Bank of California, N.A. and Capital One, National Association, as Banks (the “Banks”), who agrees as follows:
RECITALS
A. This First Amendment to Loan Agreement pertains to that certain Second Amended and Restated Loan Agreement (Line of Credit) dated as of October 31, 2007, among the Borrower, the Agent and the Banks (the “Loan Agreement”). As used in this Amendment, capitalized terms used herein without definition herein shall have the meanings provided in the Loan Agreement.
B. The Borrower, the Agent and the Banks desire to amend the Loan Agreement to temporarily increase the existing Borrowing Base from ninety million dollars to one hundred twenty million dollars for a period of six months, and to provide additional provisions regarding interest rates, fees and other matters pertinent to such increase.
AGREEMENT
NOW, THEREFORE, in consideration of the terms and conditions contained herein, and the loans and extensions of credit heretofore, now or hereafter made to the Borrower by the Banks, the parties hereto hereby agree as follows:
ARTICLE 1.
AMENDMENT AND AGREEMENT
1.1 Section 1.2 of the Loan Agreement is hereby amended by adding the following three definitions, each in its proper alphabetical place:
“Excess Maturity Date” shall have the meaning provided in Section 2.15.
“Excess Outstanding” shall mean, at any time, the amount (if a positive number) by which (x) the aggregate outstanding principal balance of all Advances plus the aggregate undisbursed amount of all outstanding letters of credit under this Agreement exceeds (y) ninety million ($90,000,000.00) dollars.
“Excess Portion” shall mean the thirty million ($30,000,000.00) dollars portion of the Borrowing Base exceeding the first ninety million dollars thereof.
1.2 Section 2.1 of the Loan Agreement is hereby amended by adding the following new subsection (h), to read in its entirety as follows:

(h) Excess Outstanding Interest. The Excess Outstanding shall bear interest at the rates stated in this Subsection 2.1(h) (or if applicable Section 2.7), notwithstanding any other provision in Section 2.1 or otherwise in this Agreement to the contrary. The interest rate applicable to each Advance constituting part of the Excess Outstanding, beginning on the date such Advance is made, shall be either (i) the Base Rate, plus 2.25%, adjusted daily, or (ii) the Reserve Adjusted LIBO Rate plus 4.50%, during any Interest Period for that Advance, adjusted on the first day of each LIBO Rate Interest Period and remaining fixed for the duration of that LIBO Rate Interest Period, in either case selected at the Borrower’s option by written notice to Agent in accordance with the terms hereof, but in no event shall the interest rate applicable to any portion of the Excess Outstanding exceed the Maximum Rate. No Interest Period with respect to any portion of the Excess Outstanding shall extend past June 30, 2008. The Borrower specifically acknowledges that the foregoing interest rates shall apply to the Excess Outstanding, notwithstanding the definitions of Base Rate, LIBO Rate, and Percentage Outstanding, or any other provision in this Agreement. In particular, the provisions in the definition of LIBO Rate pertaining to the Percentage Outstanding and the Applicable Libo Rate Margin shall continue to apply to, and shall be calculated with reference to, the portion of the Loan excluding the Excess Portion. Interest on the Excess Outstanding shall be payable at the times provided in Subsection 2.1(b) for the Loan generally.
1.3 Section 2.5 of the Loan Agreement is hereby amended by adding the following new subsection (h), to read in its entirety as follows:
(h) Notwithstanding any other provision in this Section 2.5 to the contrary, the Borrower shall pay on the effective date of the First Amendment to this Agreement to the Agent, for disbursement pro rata in accordance with Subsection 9.1(a) to the Banks, an upfront commitment fee equal to six hundred thousand ($600,000.00) dollars, being two (2%) percent of the Excess Portion incremental increase. In addition to the foregoing upfront commitment fee, and in addition to the unused facility fee payable under Subsection 2.5(b), the Borrower shall pay the Agent, for disbursement in accordance with Subsection 9.1(a) to the Banks, an unused facility fee quarterly in arrears beginning December 31, 2007 (for the period from the effective date of the First Amendment to this Agreement through such date) and on the last day of March and June, 2008, in an amount equal to one-half of one percent (0.50%) per annum on (x) the Excess Portion less (y) the average Excess Outstanding during such quarter (or lesser time period, as applicable).

1.4 The Loan Agreement is hereby amended to add a new Section 2.15, to read in its entirety as follows:
Section 2.15 Excess Outstanding. Upon the effectiveness of the First Amendment to this Agreement, the Borrowing Base is $120,000,000.00. The Borrower acknowledges that this increase to the Borrowing Base is temporary for a period of six months, and further remains subject to future redetermination as provided in the definition of “Borrowing Base” in this Agreement. Notwithstanding Section 2.1, the Excess Outstanding shall have a separate earlier maturity than the Maturity Date of the Loan. On the earlier to occur (the “Excess Maturity Date”) of (x) the date of funding of either any additional indebtedness for borrowed money or any stock or other equity offerings of any nature by the Borrower or any Subsidiary, or (y) June 30, 2008, the Borrower shall pay in full the Excess Outstanding, and thereafter the Borrower may not borrow, and the Banks shall not be obligated to lend, in excess of the then reduced Borrowing Base (which, absent some other additional written action by the Agent and the Banks, shall not exceed ninety million dollars on and after the Excess Maturity Date). Notwithstanding any provisions in Section 2.4 or any other provision of this Agreement, the Borrower specifically acknowledges that no grace period is applicable under this Agreement to any failure to make such mandatory payment on (or before) the Excess Maturity Date before such failure is an Event of Default under this Agreement. The Excess Outstanding constitutes Indebtedness that is secured by the Collateral and shall be entitled to all of the benefits of this Agreement and the Collateral Documents. The Excess Outstanding shall bear interest at the rates stated in Subsection 2.1(h) (as provided in the First Amendment to this Agreement).
1.5 The Loan Agreement is hereby amended to add a new Section 2.16, to read in its entirety as follows:
Section 2.16 Redetermination Spring 2008. The Borrower acknowledges that the Agent and the Banks have made no commitment, and are under no obligation, to increase the Borrowing Base at the next scheduled redetermination on approximately April 1, 2008. The Borrower also acknowledges that the Intercreditor Agreement dated as of July 31, 2007, provides a limitation in the definition of “Senior Indebtedness” whereby the aggregate outstanding principal amount shall not exceed $125,000,000 for purposes of said agreement’s provisions. Nonetheless, if the Borrowing Base is increased pursuant to the terms of this Agreement before the Excess Maturity Date, then the Agent, the Banks and the Borrower agree that this Agreement shall be amended to change the definitions of Excess Outstanding and Excess Portion to decrease the size of the Excess Outstanding and the Excess Portion by increasing the ninety million dollars trigger in the same amount as the increase to the Borrowing Base. In this regard, the triggering amount to be used in the revised definitions of Excess Outstanding and Excess Portion would be the amount of the Borrowing Base as increased and determined in the traditional manner, without regard to the separate, additional amount included in the Borrowing Base comprising the Excess Portion.

ARTICLE 2.
ACKNOWLEDGMENT OF COLLATERAL
2.1 The Borrower hereby specifically reaffirms all of the Collateral Documents. The Borrower hereby confirms and agrees that the Collateral Documents secure the Loan Agreement as amended by this Amendment.
ARTICLE 3.
MISCELLANEOUS
3.1 The Borrower represents and warrants to the Agent and the Banks (which representations and warranties will survive the execution of this Amendment) that (i) all representations and warranties contained in the Loan Agreement and the Collateral Documents are true and correct on and as of the date hereof as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct on and as of such earlier date, (ii) no event has occurred and is continuing as of the date hereof which constitutes a Default or Event of Default, (iii) there has not occurred any material adverse change in the Collateral or other assets, liabilities, financial condition, business operations, affairs or circumstances of the Borrower and the Subsidiaries taken as a whole or any other facts, circumstances or conditions (financial or otherwise) upon which a Bank has relied or utilized in making its decision to enter into this Amendment, and (iv) there is no defense, offset, compensation, counterclaim or reconventional demand with respect to amounts due under, or performance of, the terms of the Notes and the Loan Agreement. To the extent any such defense, offset, compensation, counterclaim or reconventional demand or other causes of action by the Borrower against the Agent or any Bank might exist, whether known or unknown, such items are hereby waived by the Borrower.
3.2 Except as expressly modified by this Amendment, all terms and provisions of the Loan Agreement are hereby ratified and confirmed and shall be and shall remain in full force and effect, enforceable in accordance with its terms.
3.3 The Borrower agrees to pay on demand all costs and expenses of the Agent and the Banks in connection with the preparation, reproduction, execution and delivery of this Amendment and the other instruments and documents to be delivered hereunder (including the reasonable fees and expenses of counsel for the Agent). In addition, Borrower shall pay any and all stamp or other taxes, recordation fees and other fees payable in connection with the execution, delivery, filing or recording of this Amendment and the other instruments and documents to be delivered hereunder and agrees to hold Agent and the Banks harmless from and against any all liabilities with respect to or resulting from any delay or omission in paying such taxes or fees.

3.4 This Amendment may be executed in multiple separate counterparts, and it shall not be necessary that the signatures of all parties hereto be contained on any one counterpart hereof; each party’s signature may appear on a separate counterpart but all such counterpart taken together shall constitute one and the same instrument. The parties specifically confirm their intent to be bound by delivery of such signed counterparts by telecopier or pdf email.
3.5 The provisions of this Amendment shall become effective if and when, and only when, (i) each and every representation and warranty of Borrower contained in this Amendment is true, complete and accurate, (ii) no event exists which constitutes a Default, and (iii) the receipt by the Agent of (x) a duly executed counterpart of this Amendment, (y) a certificate of the secretary of the Borrower setting forth resolutions of its board of directors in form and substance satisfactory to the Agent and Agent’s counsel with respect to the authorization of this Amendment, and (z) a fee letter agreement with the Agent pertaining to this Amendment. The Borrower hereby certifies by execution of this Amendment that the foregoing conditions (i) and (ii) are satisfied and true and correct.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed as of the date first above written.

BORROWER:	GMX RESOURCES INC.
	By:	/s/ Ken L. Kenworthy, Sr.
		Name:	Ken L. Kenworthy, Sr.
		Title:	Executive Vice President and CFO

AGENT:	CAPITAL ONE, NATIONAL ASSOCIATION
	By:	/s/ Eric Broussard
		Name:	Eric Broussard
		Title:	Senior Vice President

BANKS:	CAPITAL ONE, NATIONAL ASSOCIATION, as a Bank
	By:	/s/ Eric Broussard
		Name:	Eric Broussard
		Title:	Senior Vice President

UNION BANK OF CALIFORNIA, N.A.
	By:	/s/ Jarrod Bourgeois
		Name:	Jarrod Bourgeois
		Title:	Vice President